Exhibit 99.1

Contact:	Robert Bannon Director, Investor Relations (336) 335-7665

LORILLARD, INC. REPORTS FIRST QUARTER 2012 RESULTS AND ACQUISITION OF BLU ECIGS

GREENSBORO, NC, April 25, 2012 – Lorillard, Inc. (NYSE: LO) announced today results for the quarter ended March 31, 2012, and the acquisition of blu ecigs®.

Highlights

•	First quarter reported (GAAP) diluted earnings per share decreased 0.6% versus last year to $1.70.

•	First quarter adjusted (Non-GAAP) diluted earnings per share increased 1.8% versus last year to $1.74.

•	Lorillard domestic wholesale shipments decreased 2.5% in the first quarter versus last year compared to an estimated 4.0% decline in industry domestic wholesale shipments.

•	Adjusted for fluctuations in trade inventory patterns, Lorillard domestic wholesale shipments increased 1.8% over year ago.

•	Total Lorillard retail market share increased 0.4 share points in the first quarter versus last year to an all-time high of 14.5%.

•	Newport retail share of the menthol segment increased 0.5 share points to 36.8% and total Lorillard share of the menthol segment increased 1.0 share points to 40.0%, both all-time highs.

•	Lorillard repurchased 1.6 million shares during the quarter at a cost of $188 million.

•	Lorillard acquired blu ecigs, the leading electronic cigarette company.

“Lorillard’s fundamental performance remained strong in the first quarter, although it was masked by significant changes in wholesale inventory. At retail, which is unaffected by wholesale inventory, Lorillard once again achieved record high levels of market share in all key segments of the cigarette industry in which we compete,” said Murray S. Kessler, Chairman, CEO & President. “Based on strong fundamentals, that are expected to continue, we remain confident in our ability to deliver a double digit total shareholder return in 2012 and over the long term as measured by earnings per share growth and dividend yield.”

Financial Results Summary

(Unaudited) (Amounts in Millions, Except Per Share Data)

	Three Months Ended March 31,
	2012	2011
Net sales	$1,526	$1,535

Operating income
Reported (GAAP)	$392	$421
Adjusted (Non-GAAP)	399	421

Net income
Reported (GAAP)	$223	$248
Adjusted (Non-GAAP)	229	248

Diluted earnings per share
Reported (GAAP)	$1.70	$1.71
Adjusted (Non-GAAP)	1.74	1.71

Adjusted results exclude the unfavorable impact on tobacco settlement expense of $7 million resulting from a competitor’s restatement in the first quarter of 2012 of certain historical components of the calculation of the industry volume adjustment offset under the State Settlement Agreements. Such adjustments related to the competitor’s operating income for 2001 – 2005. Tobacco settlement expenses are impacted by a number of factors including industry profits, as defined in the State Settlement Agreements, which were increased in the first quarter by these changes. See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results table included with this release for further discussion of this adjustment.

First Quarter 2012 Results

Net sales decreased $9 million to $1.526 billion in the first quarter of 2012, compared to $1.535 billion in the first quarter of 2011, a decrease of 0.6%. The decrease resulted primarily from lower unit sales volume which was negatively impacted by trade inventory pattern fluctuations, partially offset by higher average prices.

Total Lorillard wholesale unit volume, which includes Puerto Rico and U.S. Possessions, decreased 2.7% for the three months ended March 31, 2012 compared to the corresponding period of 2011. Domestic unit volume, which excludes Puerto Rico and U.S. Possessions, decreased 2.5% for the three months ended March 31, 2012 compared to the corresponding period of 2011. Changes in wholesale inventory patterns are estimated to have negatively impacted year ago comparisons by approximately 400 million units, or 4.3 percentage points. Adjusting for this effect, Lorillard domestic wholesale shipments increased 1.8%. Total cigarette industry domestic wholesale shipments decreased an estimated 4.0% for the first quarter of 2012 compared to the first quarter of 2011. Changes in wholesale inventory patterns are also estimated to have negatively impacted year ago comparisons by approximately 2.7 percentage points for the industry. See attached table for details of Lorillard’s wholesale shipments.

Total unit volume for Newport, the Company’s flagship brand, decreased 4.2% for the three months ended March 31, 2012 and domestic Newport unit volume decreased 4.0% for the three months ended March 31, 2012 compared to the corresponding period of 2011. The impact on Newport of wholesale inventory pattern changes was a negative 4.5 percentage points. Adjusting for this effect, Newport domestic wholesale shipments were up 0.5%. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, increased 9.6% for the three months ended March 31, 2012 compared to the corresponding period in 2011. The impact on Maverick of wholesale inventory pattern changes was a negative 2.9 percentage points. Adjusting for this effect, Maverick wholesale shipments were up 12.5%.

Based on Lorillard’s proprietary retail shipment data (“EXCEL”), which measures shipments from wholesale to retail and are unaffected by wholesale inventory changes, Lorillard’s domestic retail market share once again posted strong gains in the first quarter of 2012, increasing 0.4 share points to an all-time high market share of 14.5%. Newport’s domestic retail market share reached 12.2% for the first quarter of 2012, an increase of 0.2 share points compared to the first quarter of 2011. Total Lorillard domestic retail share of the menthol market reached 40.0% for the first quarter of 2012, an increase of 1.0 share point compared to the first quarter of 2011. Continued share gains are attributable to the Company’s strategic initiatives including the launch of Newport Non-Menthol, geographic promotional expansion of Newport Menthol and continued retail shipment growth on Maverick.

Adjusted gross profit was $530 million in the first quarter of 2012, or 34.7% of net sales, compared to $543 million, or 35.4% of net sales, in the first quarter of 2011. As detailed in the reconciliation table, adjusted gross profit excludes the unfavorable impact on tobacco settlement expense of $7 million resulting from a competitor’s restatement in the first quarter of 2012 of certain historical components of the calculation of the industry volume adjustment offset under the State Settlement Agreements. Such adjustments related to the competitor’s operating income for 2001 – 2005. The decrease in adjusted gross profit reflects the decrease in net sales as well as higher adjusted costs related to the State Settlement Agreements, higher raw material input costs (primarily tobacco and other direct costs) and higher Food and Drug Administration user fees, partially offset by lower charges for the Federal Assessment for Tobacco Growers.

Selling, general and administrative costs increased $9 million to $131 million in the first quarter of 2012 compared to the first quarter of 2011 primarily as a result of higher legal costs related to the Engle Progeny litigation.

Interest expense increased $11 million in the first quarter of 2012 compared to the first quarter of 2011 and reflects interest on the senior notes issued in the third quarter of 2011.

Lorillard’s effective income tax rate was 37.0% in the first quarter of 2012 compared to 37.1% in the first quarter of 2011.

Adjusted net income in the first quarter of 2012 was $229 million, or $1.74 per share (diluted), compared to $248 million, or $1.71 per share (diluted), in the first quarter of 2011. The 1.8% increase in adjusted diluted earnings per share for the first quarter includes the benefit of the Company’s share repurchase program which resulted in lower outstanding shares, and contributed $0.16 to the increase in earnings per share. Reported net income in the first quarter of 2012 was $223 million, or $1.70 per share (diluted).

Acquisition of blu ecigs

Lorillard announced today that it has acquired all of the assets of blu ecigs, a U.S. electronic cigarette (e-cigarette) company for $135 million in cash. The acquisition provides Lorillard with the leading brand, offering the best consumer experience and unique social networking features, in the rapidly growing e-cigarette category.

blu ecigs is the best-selling e-cigarette brand, with the look and feel of traditional cigarettes – without the tobacco smoke, ash, or smell. blu ecigs is the market leader in providing innovative technology for an improved consumer experience that enhances the enjoyment and social aspect of e-cigarettes. blu ecigs will be a separate operating company of Lorillard and it is Lorillard’s intention to retain blu ecigs’ current management team and its headquarters in Charlotte, NC.

“blu ecigs are the perfect adjacency for us to participate in the smokeless market, but in a Lorillard way. That is, e-cigarettes offer many of the benefits of other smokeless products but do so in a way that is familiar and enjoyed by current adult cigarette consumers,” said Murray Kessler. “We believe that blu will benefit from Lorillard Tobacco Company’s regulatory experience and sales infrastructure which are needed for it, and the category, to reach its potential in a responsible manner.”

Additional News

During the first quarter of 2012, the Company completed its $750 million share repurchase program announced on August 12, 2011 by repurchasing approximately 1.6 million shares at a cost of $188 million.

In April 2012, the Company paid $1.108 billion under the State Settlement Agreements, primarily based on 2011 volume. Included in this amount was $98 million deposited in an interest-bearing escrow account in accordance with procedures established in the MSA pending resolution of a claim by the Company and the other Original Participating Manufacturers that they are entitled to reduce their MSA payments based on a loss of market share to non-participating manufacturers.

Conference Call

A conference call to discuss the first quarter 2012 results of Lorillard, Inc. has been scheduled for 9:00 a.m. Eastern Time on Wednesday, April 25, 2012. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

Those interested in participating in the question and answer session of the conference call should dial (888) 239-6824 (domestic) or (706) 902-3787 (international). The passcode for this event is: 68513803.

An online replay will be available at the Company’s website following the call. If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (888) 239-6824 (domestic) or (706) 902-3787 (international) and enter passcode: 68513803. The conference call will be available for replay in its entirety through May 2, 2012.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO), through its Lorillard Tobacco Company subsidiary, is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has four additional brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 43 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard maintains its headquarters and manufactures all of its products in Greensboro, North Carolina.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Statements of Income

	Three Months Ended March 31,
(Amounts in millions, except per share data)	2012	2011
	(Unaudited)	(Unaudited)
Net sales (a)	$1,526	$1,535
Cost of sales (a) (b)	1,003	992

Gross profit	523	543
Selling, general and administrative	131	122

Operating income	392	421
Investment income	1	1
Interest expense	(39)	(28)

Income before income taxes	354	394
Income taxes	131	146

Net income	$223	$248

Earnings per share:

Basic	$1.71	$1.71
Diluted	$1.70	$1.71

Weighted average number of shares outstanding:

Basic	130.48	144.80
Diluted	130.80	144.94

Supplemental information:

(a) Includes excise taxes.	$467	$479

(b) Cost of sales includes:

- Reported charges to accrue obligations under the State Settlement Agreements	337	319

- Charges to accrue obligations under the Federal Assessment for Tobacco Growers.	28	30

- Charges to accrue Food and Drug Administration user fees	16	14

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

(In millions)	March 31, 2012	December 31, 2011
	(Unaudited)
Assets:
Cash and cash equivalents	$1,929	$1,634
Accounts receivable, less allowances of $2 and $2	10	10
Other receivables	67	83
Inventories	342	277
Deferred income taxes	534	535
Other current assets	28	25

Total current assets	2,910	2,564
Plant and equipment, net	268	262
Deferred income taxes	52	54
Other assets	121	128

Total assets	$3,351	$3,008

Liabilities and Shareholders’ Deficit:
Accounts and drafts payable	$27	$32
Accrued liabilities	366	296
Settlement costs	1,488	1,151
Income taxes	110	6

Total current liabilities	1,991	1,485
Long-term debt	2,586	2,595
Postretirement pension, medical and life insurance benefits	383	388
Other liabilities	57	53

Total liabilities	5,017	4,521

Commitments and Contingent Liabilities
Shareholders’ Deficit:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized – 600 million shares; par value—$0.01 per share
Issued –175 million and 175 million shares (outstanding 131 million and 132 million shares)	2	2
Additional paid-in capital	276	266
Retained earnings	2,080	2,059
Accumulated other comprehensive loss	(224)	(228)
Treasury stock at cost, 44 million and 43 million shares	(3,800)	(3,612)

Total shareholders’ deficit	(1,666)	(1,513)

Total liabilities and shareholders’ deficit	$3,351	$3,008

Lorillard, Inc. and Subsidiaries

Wholesale Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended March 31,
(Units in thousands)	2012	2011	% Chg
Full Price Brands

Total Newport	7,792,210	8,114,040	-4.0
Total Kent	42,270	50,232	-15.9
Total True	44,454	52,554	-15.4

Total Full Price Brands	7,878,934	8,216,826	-4.1

Price/Value Brands

Total Old Gold	121,062	132,990	-9.0
Total Maverick	1,286,856	1,174,020	9.6

Total Price/Value Brands	1,407,918	1,307,010	7.7

Total Domestic Cigarettes	9,286,852	9,523,836	-2.5

Total Puerto Rico and U.S. Possessions	154,230	183,780	-16.1

Grand Total	9,441,082	9,707,616	-2.7

Notes:

1.	This information is unaudited and is not adjusted for returns or the impact of wholesale trade inventory fluctuations.
2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.

Lorillard, Inc. and Subsidiaries

Selected Domestic Retail Market Share Data (1)

	Three Months Ended March 31,
	2012	2011	Pt Chg
Lorillard	14.5	14.1	0.4
Newport	12.2	12.0	0.2
Total Industry Menthol	31.1	31.0	0.1
Total Lorillard Share of Menthol Segment	40.0	39.0	1.0
Newport Share of Menthol Segment	36.8	36.3	0.5

(1)	Unaudited information based on Lorillard’s Proprietary Retail Database (“EXCEL”)

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results

(Amounts in millions, except per share data)

(Unaudited)

The reconciliation provided below reconciles the non-GAAP financial measures adjusted gross profit, adjusted operating profit, adjusted net income and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported gross profit, reported operating profit, reported net income and reported diluted earnings per share available to Lorillard common stockholders, for the three months ended March 31, 2012. Lorillard management uses adjusted (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. Adjusted (non-GAAP) results are not, and should not be viewed as, substitutes for reported (GAAP) results.

The adjustment to reported results summarized below removes the unfavorable impact of the restatement of operating income as reported in the years 2001 through 2005 by RJ Reynolds Tobacco Company (“RJRT”) in the first quarter of 2012 on Lorillard’s tobacco settlement expense, which is included in cost of sales on the accompanying consolidated condensed statements of income. Amounts due under the State Settlement Agreements are impacted by a number of factors, including industry volume, market share, and industry operating profits. As a result of these restatements recently provided to the Independent Auditor under the State Settlement Agreements by RJRT, the industry operating profits, as defined in those agreements, were increased. As a result, our costs related to the State Settlement Agreements for the first quarter of 2012 have been increased. The increase in our costs associated with these restatements reported by RJRT amounted to approximately $7 million and was recorded in the first quarter of 2012. If further prior year profit adjustments are reported by industry participants in the future, our costs related to the State Settlement Agreements could be affected, either up or down. After adjusting for the impact on our costs of the RJRT restatements, operating income was $399 million for the first quarter of 2012. Adjusted operating income in the first quarter of 2012 decreased 5.2% compared to the first quarter of 2011. Adjusted diluted earnings per share in the 2012 first quarter increased 1.8% compared to the prior year to $1.74.

Three months ended March 31, 2012

	Gross Profit	Operating Income	Net Income	Diluted EPS
Reported (GAAP) results	$523	$392	$223	$1.70

GAAP results include the following:
Impact of RJRT restatement of its 2001 – 2005 operating income and restructuring charges on Lorillard’s tobacco settlement expense included in cost of sales	7	7	6	0.04

Adjusted (Non-GAAP) results	$530	$399	$229	$1.74